THE WEITZ FUNDS

ADMINISTRATIVE SERVICES PLAN

FOR INSTITUTIONAL CLASS SHARES

WHEREAS, The Weitz Funds (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust has adopted an Administrative Services Plan (the “Original Plan”) on behalf of the Institutional Class Shares of each its separate investment series listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its Institutional Class shareholders; and

WHEREAS, Weitz Investment Management, Inc. (the “Adviser”) serves as shareholder administrative servicing agent for the Funds.

NOW THEREFORE, each Fund hereby adopts this Administrative Services Plan for Institutional Class Shares (the “Plan”) on behalf of the Institutional Class Shares of each of the Funds on the following terms and conditions; and the Plan shall replace the Original Plan in its entirety:

1.                  The Institutional Class Shares of each Fund will pay the Adviser, as set forth in paragraph 3, for providing, or for arranging for the provision of, non-distribution, shareholder-related administrative services provided by the Adviser or by securities broker-dealers and other securities professionals (“Service Organizations”) on behalf of Institutional Class shareholders of the Funds (“Clients”), including but not limited to shareholder-related administrative services provided by the Adviser at facilities dedicated to the Funds, provided that such shareholder administrative services are not duplicative of the servicing otherwise provided on behalf of each of the Funds.

2.                  Such services may include, but are not limited to: (i) providing or arranging for the provision of transfer agency services or sub-transfer agency services to Institutional Class shareholders of each of the Funds and assisting in establishing and maintaining shareholder accounts and records; (ii) aggregating and processing purchase and redemption orders; (iii) providing shareholders with statements showing their positions in the Funds; (iv) processing dividend payments; (v) providing or arranging for the provision of sub-accounting services in connection with Institutional Class Shares of the Funds; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updated prospectuses to Institutional Class shareholders of the Funds; (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of the Funds; (viii) answering customer inquiries of a general nature regarding the Funds; (ix) assisting customers in changing account options, account designations, and account addresses; (x) crediting distributions from the Funds to shareholder accounts; and (xi) providing such other non distribution related shareholder administrative services as may be reasonably requested and which are deemed necessary and beneficial to Institutional Class shareholders of the Funds.

3.                  Institutional Class shareholders of the Funds shall pay or reimburse the Adviser, for the services provided, in accordance with the terms set forth on Appendix B, plus reimbursement for any out-of-pocket costs paid by the Adviser in connection with services of the type described in Section 2 above. Each Fund may make such payments monthly, and payments to the Adviser may exceed the amount expended by the Adviser during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Adviser during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Adviser will promptly refund to the Funds any such excess amount. Payments to the Adviser may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.                  While this Plan is in effect, the Adviser shall report in writing at least quarterly to the Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.                  This Plan shall be effective with respect to Institutional Class Shares of each of the Funds (and each Fund added to Appendix A from time to time) on the latest to occur of: (i) the date upon which the Plan is approved for Institutional Class Shares by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for Institutional Class Shares; (ii) July 31, 2014 or (iii) the date the Institutional Class Shares of a Fund commence operations.

6.                  This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to Institutional Class Shares of a of a Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended, with respect to Institutional Class Shares of a Fund, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Institutional Class Shares of a Fund.

Initially adopted by the Board of Trustees: May 22, 2014

Amendments adopted by the Board of Trustees: November 8, 2016, February 12, 2019, May 21, 2020 and effective July 31, 2021

THE WEITZ FUNDS

Exhibit A

Funds Offering Institutional Class Shares

Value Fund

Partners Value Fund

Partners III Opportunity Fund
Balanced Fund
Core Plus Income Fund

Short Duration Income Fund

Ultra Short Government Fund

THE WEITZ FUNDS

Exhibit B

Fees

The fees payable under this Agreement shall consist of a combination of the following:

1.	An annual fee, paid monthly, equal to 0.01% of the sum of, for all Funds, each Fund’s daily average net assets of each Fund’s Institutional Class accounts maintained on the transfer agent system of the Funds’ third-party transfer agent;

and

2.	A monthly reimbursement payable to the Adviser for the amount of administrative servicing related fees paid by the Adviser to Service Organizations that have provided administrative services of the type described in Section 2 herein to Institutional Class shareholders, subject to a limit of: 0.10% of the sum of, for all such Funds, each Fund’s average net assets of Institutional Class shares held through such Service Organizations.

Provided however, that

For each Fund, the minimum annual fee payable under this Agreement for Institutional Class Shares shall be $10,000.